Exhibit 2.5
                               AMENDMENT NO. 1 TO
                 STOCK PURCHASE AND SALE AGREEMENT


      WHEREAS, Thermo TerraTech Inc., a Delaware corporation ("TTT"), and Thomas
R. Eurich, Michael J. Krivitzky, Thomas J. McEnhill and Bruce M. Bourdon (each such person, individually, a "Seller" and all such persons collectively, the "Sellers"), are parties to that certain Stock Purchase and Sale Agreement made and entered into on May 12, 1997, pursuant to which TTT acquired a majority of the issued and outstanding shares of the capital stock of The Randers Group Incorporated ("RGI") from the Sellers (the "Agreement");

      WHEREAS, pursuant to a Stock Purchase Agreement of even date herewith (the "Killam Agreement"), TTT has agreed to transfer to RGI all of the issued and outstanding capital stock of The Killam Group Inc. ("Killam") in consideration of the issuance by RGI of additional shares of its common stock to TTT;

      WHEREAS, in connection with execution and delivery of the Killam Agreement, RGI, TTT, the Sellers and one other party have entered into a certain agreement of even date herewith, providing for certain Severance Payments (as such term is defined therein) to the Sellers and such other party under certain circumstances; and

      WHEREAS, the parties wish to amend certain provisions of the Agreement to better reflect their intentions in consideration of the execution and delivery of the Killam Agreement and the Related Agreement;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and provisions herein contained, the parties hereto, intending to be legally bound, agree as follows:

      1. Section 5.4(a) of the Agreement is hereby amended and restated in its entirety as follows:

           "(a) Each Seller agrees that, while he is employed by the Company, and for a period of two years after (i) the termination of the Seller's employment by the Company with Cause (as defined in the first sentence of Section 5.4(d) below), or (ii) the termination of the Seller's employment without Cause (as defined in the second sentence of Section 5.4(d) below), the Seller will not, directly or indirectly:

                (i) engage in any business that provides any services or products competitive with those offered by the Company as of the date of such resignation or termination in any jurisdiction within the United States of America in which the Company then offer such services or products, or

                (ii) without the prior written consent of the Company, (i) solicit any person employed by the Company (or any of its affiliates) to terminate his employment with the Company (or any of such affiliates) or to become an employee of the Seller or any person or entity with which the Seller may be affiliated, or (ii) hire any such employee except employees involuntarily terminated by the Company (or any of its affiliates)."

      2. Section 5.4(d) of the Agreement is hereby amended and restated in its entirety as follows:

           "(d) For purposes of this Agreement only, "Cause" for termination of the Seller's employment by the Company shall be deemed to exist upon (i) a good faith finding by the Company of the failure of the Seller to perform his assigned duties for the Company, a material violation of any policy established by the Company (or its affiliates) and made known to the Seller, gross insubordination, dishonesty, gross negligence or gross misconduct, or (ii) the conviction of the Seller of, or the entry of a pleading of guilty or nolo contendere by the Seller to, any crime involving moral turpitude or any felony. "Cause" for termination of the Seller's employment by the Seller shall be deemed to exist upon (i) the Company's assignment to the Seller of duties fundamentally incompatible with the duties of the Seller as of the date of this Agreement (although the Seller's actual title or officer and/or director status may be changed or eliminated and that alone will not be considered "Cause") or (ii) a reduction in the Seller's current base salary prior to September 1, 1998."

      3. Section 5.4 of the Agreement is hereby further amended by adding the following subsection (h) immediately after subsection (g) thereof:

           "(h) Notwithstanding any provision of this Section 5.4 to the contrary, in no event shall any Seller engage in any of the activities prohibited by clauses (i) or (ii) of Subsection 5.4(a) hereof during any period in, or with respect to, which such Seller is receiving or has received a Severance Payment (as such term is defined in that certain agreement of even date herewith providing, among other things, for such Severance Payments under certain circumstances to the Sellers and to one other party)."

      4. Except as set forth herein, the Agreement shall remain in full force and effect in accordance with its terms.

      5. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.


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      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the 19th day of September, 1997.


THERMO TERRATECH INC.


By: /s/ John P. Appleton
      John P. Appleton
      President and CEO



/s/ Thomas R. Eurich
/s/ Michael J. Krivitzky
     Thomas R. Eurich
Michael J. Krivitzky


/s/ Thomas J. McEnhill
/s/ Bruce M. Bourdon
     Thomas J. McEnhill
Bruce M. Bourdon